
                         Bancorp Hawaii, Inc.
   Exhibit 11 - Statement Regarding Computation of Per Share Earnings
                       Six Months Ended June 30

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                                                             Fully
                                           Primary          Diluted
                                        --------------   --------------
1995
----
Net Income                                $56,796,000      $56,796,000
                                        ==============   ==============

Daily Average Shares Outstanding           41,814,199       41,814,199
Shares Assumed Issued for Stock Options       315,186          342,317
                                        --------------   --------------
                                           42,129,385       42,156,516
                                        ==============   ==============
Earnings Per Common Share and
  Common Share Equivalents                      $1.35            $1.35
                                        ==============   ==============


1994
----
Net Income                                $68,554,000      $68,554,000
                                        ==============   ==============

Daily Average Shares Outstanding           42,485,825       42,485,825
Shares Assumed Issued for Stock Options       520,828          520,828
                                        --------------   --------------
                                           43,006,653       43,006,653
                                        ==============   ==============
Earnings Per Common Share amd Common
   Share Equivalents                            $1.59            $1.59
                                        ==============   ==============

/TABLE
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